UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Pinnacle Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-3667491
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Howard Hughes Parkway, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates:

N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Securities to be Registered.

Reference is made to the Registration Statement on Form 8-A filed by Pinnacle Entertainment, Inc. (the “Company”), with the Securities and Exchange Commission, on November 7, 2014 (the “Original Registration Statement”), relating to the Rights Agreement, dated as of November 6, 2014, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Such Original Registration Statement is hereby incorporated by reference.

On March 13, 2015, the Company amended and restated the Rights Agreement, dated November 6, 2014, between the Company and the Rights Agent, to add “qualified offer” provisions (as described below) and which we refer to as the “REIT Protection Rights Plan.”

The “qualified offer” provisions provide that record holders of ten percent (10%) or more of the outstanding shares of the Company’s Common Stock (the “Common Stock”) (other than shares held by the offeror and its affiliates and associates) may direct the Board of Directors of the Company (the “Board”) to call a special meeting of the shareholders to consider a resolution authorizing a redemption of all of the Rights (as defined in the REIT Protection Rights Plan). If the special meeting is not held within ninety (90) days after the date on which notice requiring that a meeting is called is delivered to the Company or if, at the special meeting, the holders of a majority of the shares of Common Stock outstanding (other than shares held by the offeror and its affiliates and associates) vote in favor of the redemption of the Rights, then the Rights shall be deemed redeemed or the Board shall take such other action as may be necessary to prevent the Rights from interfering with the consummation of the qualified offer.

A qualified offer, as more fully described in the REIT Protection Rights Plan, is an offer determined by a majority of the Board who are independent directors (as defined in the REIT Protection Rights Plan) to be a fully financed offer (if such offer includes cash) for all outstanding shares of Common Stock that a nationally recognized investment banking firm retained by the Board does not deem to be either unfair or inadequate. A qualified offer is conditioned upon a minimum of at least a majority of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn and a commitment to acquire all shares of Common Stock not tendered for the same consideration. The offeror must also commit to not reduce the offer consideration or otherwise change the terms of the offer and commit to assume certain Company costs related to the qualified offer. If the qualified offer includes non-cash consideration, such consideration must consist solely of freely tradable common stock of a publicly traded company, and the Board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the offer is unfair or inadequate. Additionally, the issuance of such common stock must not require shareholder approval of the offeror, no other class of voting stock of the offeror may be outstanding and the offeror must meet certain other status requirements under federal securities laws. A qualified offer must remain open for at least one hundred twenty (120) days following commencement (subject to certain possible extensions as more fully described in the REIT Protection Rights Plan).

The foregoing description, including the description in the Original Registration Statement, is only a summary, and does not purport to be complete and is qualified in its entirety by the REIT Protection Rights Plan, which has been filed as an exhibit hereto.

Item 2.	Exhibits

Exhibit No.	Description

1.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent

2.	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 19, 2015

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Elliot D. Hoops
Elliot D. Hoops
Vice President and Legal Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent

2.	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

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